Exhibit 10.5

IRONCLAD ENCRYPTION CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement is executed as of August 17, 2017 to be effective as of the 6th day of January 2017 (“Effective Date”), by and between Ironclad Encryption Corporation (together with its successors and assigns, the “Company” or “Ironclad”), and Jeff B. Barrett ("Executive").

W I T N E S S E T H:

WHEREAS, Company desires to employ Executive in capacities with Company or, from time to time, other corporations or entities controlled directly or indirectly by Company (each, a "Subsidiary"), and Executive desires to accept such employment; and

WHEREAS, Company and Executive desire to enter into this employment agreement to set forth the terms and conditions of the relationship between the Company and Executive (this "Agreement").

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Company and Executive (individually a "Party" and together the "Parties") agree to be bound in accordance with the terms of this Agreement.

1.

Term of Employment.  The term of Executive's employment under this Agreement shall commence upon the Effective Date, and end on January 31, 2021 (the ''Original Term of Employment"), unless terminated earlier in accordance herewith. The Original Term of Employment shall be automatically renewed for successive one-year terms (the "Renewal Terms") unless at least 90 days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term of Employment. "Term of Employment" shall mean the Original Term of Employment and all Renewal Terms.

2.

Position, Duties and Responsibilities.

(a)

Executive's Principal Position.  Pursuant to this Agreement, Executive shall be employed by Company and shall serve as the Vice President of Planning of Company ("Executive's Principal Position") commencing on the Effective Date.

(b)

Additional Duties.  Executive shall have and perform such duties, responsibilities, and authorities as are customary for the Vice President of Planning of corporations of similar size and businesses as Company, and as are customary for such additional offices and titles as shall be assigned to Executive by the Board, and as such duties, responsibilities and authorities may be amended, altered, expanded or limited by the Board.  Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the duties and responsibilities to which he shall become subject under this Agreement.

(c)

Other Activities.  Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that all such activities, in the aggregate, do not, in the judgment of the Board, materially interfere with the proper performance of Executive's duties and responsibilities under this Agreement.

IRONCLAD EMPLOYMENT AGREEMENT

3.

Compensation.

(a)

Base Salary.  Employee shall be paid a base salary ("Base Salary"), payable in accordance with the regular payroll practices of Company, as follows:

(i)

commencing on the Effective Date of this Agreement and continuing until June 30, 2017, the Executive will be paid Five Thousand Dollars ($5,000) per month;

 (ii)

commencing July 1, 2017 and continuing until the “Salary Deferral Termination Date,” the Executive will be paid Five Thousand Dollars ($5,000) per month and will defer receipt of Seven Thousand Five Hundred Dollars ($7,500) per month.

For purposes of this section, the “Salary Deferral Termination Date” means the date on which the Board of Directors (the “Board”) or the Compensation Committee of the Board (the "Compensation Committee"), in its sole discretion, determines that the Company is financially able to pay the full monthly amount of the Executive’s annualized base salary of One Hundred Fifty Thousand Dollars ($150,000). Following the Salary Deferral Termination Date, the Board or the Compensation Committee, in its sole discretion, will determine the timing and amount of payment to the Executive of all deferred salary amounts.  Following the Salary Deferral Termination Date, the Company shall not be entitled to defer the payment of Executive’s Base Salary without the Executive’s written consent. The Board or the Compensation Committee may increase the Base Salary from time to time in its discretion.

(b)

Annual Incentive Awards.  Executive shall be eligible to participate in any annual incentive compensation plan established by the Compensation Committee ("annual incentive award").  Payment of any annual incentive award shall be made by the Company at the same time that other senior-level executives receive their annual incentive awards; provided, however, that the failure of the Company to award such incentive bonus shall not give rise to any claim against the Company if Executive has failed to meet any targets established for him as determined in the sole and absolute discretion of the Compensation Committee.

(c)

Employee Benefit Programs.  During the Term of Employment, except as otherwise noted below, Executive shall be entitled to participate in such employee pension and welfare benefit plans and programs of Company as are made available to Company's employees generally, as such plans or programs may be in effect from time to time, including, without limitation, medical, dental, long-term disability, Section 401k retirement plan, supplemental retirement plan or plans, and tax and financial planning services; provided, however, nothing herein shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.  Executive shall be entitled to four (4) weeks of paid vacation per year, and to Company holiday leave in accordance with Company's standard holiday schedule as amended from time to time.

(d)

Reimbursement of Business Expenses.  Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and Company shall reimburse him for all reasonable business expenses incurred in connection therewith, subject to Company's applicable policies and documentation requirements for business expense reimbursement.

(e)

Initial Stock Option Grant.  Executive shall receive from the Company, effective as of January 6, 2017, options (“the “Initial Options”) to purchase up to One Million (1,000,000) shares of the Company's Common Stock, at Fifteen Cents ($0.15) per share, constituting the Fair Market Value as of the Effective Date.  Of the Initial Options granted, Two Hundred Fifty Thousand (250,000) shares (25%) shall vest on January 5, 2018 and options to purchase an additional Two Hundred Fifty Thousand (250,000) shares shall vest on each one-year anniversary of January 5, for three (3) consecutive years.  Once vested, the Initial Options must be exercised no later than three (3) years from vesting. The Company will register the shares of Common Stock issuable upon exercise of the Initial Options pursuant to a registration statement on Form S-8.

IRONCLAD EMPLOYMENT AGREEMENT

4.

Termination of Employment.

(a)

Termination Due to Death.  This Agreement shall terminate automatically upon Executive's death, in which event Executive's estate or his beneficiaries, as the case may be, shall be entitled to, and their sole remedies under this Agreement shall be:

(i)

Base Salary through the date of termination, which shall be paid in a cash lump sum not later than thirty (30) days following the date of death;

(ii)

any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a cash lump sum not later than thirty (30) days following the date of death;

(iii)

payment of a pro-rata portion of any annual incentive award contemplated by Paragraph 3(b) for the year during which death occurs payable as provided in Paragraph 3(b);

(iv)

all of Executive's outstanding but unvested stock options shall vest immediately and remain exercisable for one (1) year from the date of termination and the elimination of all restrictions on restricted stock or deferred stock awards (the term stock, for purposes of this Agreement, shall mean all forms of equity and equity based compensation, including phantom stock);

(v)

other or additional benefits then due or earned in accordance with applicable plans and programs of Company; and

(vi)

settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation or election form.

(b)

Termination Due to Disability.  This Agreement may be terminated by Company in the event Executive has a "Disability" as defined below which lasts, or Company reasonably determines is likely to last (based on the written opinion of a board certified physician), for a period exceeding 120 days from the onset of such Disability.  Executive shall be deemed to be under a Disability if Executive becomes eligible for coverage under Company's Long-Term Disability Program, if any, or if Executive is otherwise unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform Executive's essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such Disability.  In the event of Executive's Disability, Company may terminate any or all of Executive's titles, positions, and responsibilities hereunder (including Executive's Principal Position) or Company may terminate Executive's employment hereunder.  If Executive is terminated due to Disability, (i) Executive shall be entitled to receive all earned awards (including a pro-rata portion of any annual incentive award); (ii) all of Executive's outstanding but unvested stock options shall vest immediately and remain exercisable for one (1) year from the date of termination; and (iii) all restrictions regarding Executive's restricted or deferred stock shall immediately lapse.

During the Term of Employment, Executive shall be entitled to disability coverage in accordance with the terms of Company's Long-Term Disability Program, if any.  Executive shall not be entitled to any annual incentive award for the time during which Executive is receiving such disability benefits.  If Executive recommences his position after a leave for Disability, he shall be entitled to a pro rata annual incentive award for the year he resumes such position and shall thereafter be entitled to annual incentive awards in accordance with this Agreement.

During the period Executive is receiving Disability benefits from Company, he shall continue to be treated as an employee for purposes of all employee benefits and entitlements in which he was participating on the date such benefits commenced, except that Executive shall not be entitled to receive any annual salary increases or any new long-term incentive plan grants during his Disability.

(c)

Termination by Company for Cause.  The Company shall have the right to terminate Executive's employment for "Cause" at any time.

IRONCLAD EMPLOYMENT AGREEMENT

(i)

For purposes of this Agreement, "Cause" shall include without limitation the following occurrences:

(A)

Executive is indicted, convicted or pleads guilty or nolo contendere to a felony or any crime involving moral turpitude, dishonesty or theft;

(B)

Executive fails to comply with applicable laws or governmental regulations with respect to Company operations or performance of Executive's duties;

(C)

Executive engages in conduct deemed by the Board to constitute neglect or misconduct in carrying out his duties under this Agreement;

(D)

Executive refuses to comply with any lawful directive of the Board or otherwise meet his obligations under this Agreement; or

(E)

Executive breaches Paragraphs 5, 6, or 7 of this Agreement.

(ii)

In the event Company terminates Executive's employment for Cause, Executive shall be entitled to, and his sole remedies under this Agreement shall be:

(A)

Base Salary through the date of the termination, which shall be paid in a cash lump sum not later than 30 days following the date of termination; and

(B)

other or additional benefits then due in accordance with applicable plans or programs of Company.

(d)

Termination Without Cause or by Executive for Good Reason.  The Company shall have the right to terminate Executive's employment Without Cause and Executive shall have the right to terminate with Good Reason (as each of those terms are defined below).

(i)

In the event Company terminates Executive's employment Without Cause (which termination shall be effective as of the date specified by Company in a written notice to Executive), or in the event Executive terminates this Agreement for Good Reason, Executive shall be entitled to, and his sole remedies under this Agreement shall be:

(A)

Base Salary through the date of termination, which shall be paid in cash in a lump sum not later than thirty (30) days following the date of termination;

(B)

1/12th of Executive's Base Salary in effect on the date of termination (or, in the event a Base Salary reduction is the basis for a Good Reason termination, the Base Salary in effect immediately prior to such reduction), payable monthly ("Severance Payments") for the longer of (x) the remaining duration of the Term of Employment, or (y) twelve (12) months (the "Severance Period");

(C)

immediate vesting of all outstanding stock options.  Executive shall have the right to exercise all vested stock options for a period of two (2) years from the termination date;

(D)

elimination of all restrictions on any restricted stock or deferred stock awards which would have lapsed through the conclusion of the Severance Period;

IRONCLAD EMPLOYMENT AGREEMENT

(E)

the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a cash lump sum not later than thirty (30) days following the date of termination;

(F)

payment of a pro-rata portion of any annual incentive award contemplated by Paragraph 3(b), if any, for the year during which such termination occurs, payable as provided in Paragraph 3(b):

(G)

immediate vesting of Executive's accrued benefits under any supplemental retirement benefit plan ("SERP") maintained by Company, with the payments to be made in accordance with the terms and conditions of the SERP;

(H)

other or additional benefits then due or earned in accordance with applicable plans and programs of Company;

(I)

settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation or election form; and

(J)

continued participation in medical, dental and life insurance plans for which Executive remains eligible at benefit levels substantially equal to those at which Executive was participating on the date of termination (excluding any long term disability benefits for a disability occurring after the date of termination) until the earlier of:

(1)

the end of the Severance Period; or

(2)

the date, or dates, Executive receives coverage and benefits under the plans and programs of a subsequent employer; provided, however, nothing herein shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

(ii)

For purposes of this Agreement, "Termination Without Cause" shall mean Executive's employment is terminated by Company for any reason other than Cause (as defined in Paragraph 4(c)(i)), Executive's death or Executive's Disability (as defined in Paragraph 4(b)).

(iii)

For purposes of this Agreement, "Good Reason" shall mean Executive's termination of his employment within one year following the occurrence, without Executive's written consent, of a "Material Event" or a "Change in Control," as defined below; provided, however, that notwithstanding the foregoing, Executive's termination of employment shall not constitute a “Good Reason” event if, in advance of or subsequent to the Material Event or Change in Control, Executive, in his sole discretion, agrees in writing that such event shall not constitute a “Good Reason” event within the meaning of this Agreement:

(A)

Material Event.  A Material Event shall be deemed to occur if:

(1)

there is a material diminution in Executive's position, title, office, status, rank, or authority regarding Executive's Principal Position, other than during or following a Disability, which is not cured within thirty (30) days of receipt by the Board of written notice from Executive;

IRONCLAD EMPLOYMENT AGREEMENT

(2)

there is any material decrease in Executive's annual Base Salary during the Original Term of Employment (which occurs other than as an across the board reduction applicable generally to all senior executive officers);

(3)

there is any failure to secure the agreement of any successor corporation or other entity to Company to fully assume Company's obligations under this Agreement; or

(4)

there is any other failure by Company to perform any material obligation under, or breach by Company of any material provision of, this Agreement which is not cured within thirty (30) days of receipt by the Board of written notice from Executive.

(B)

Change in Control.  A Change in Control shall be deemed to have occurred if:

(1)

there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation;

(2)

during any calendar year during the term of this Agreement, individuals who at the beginning of such year constitute the Board of Directors of the Company cease for any reason to constitute at least sixty percent (60%) of the Board of Directors of the Company; or

(3)

there shall be any sale, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

(iv)

For purposes of this Agreement, “Termination Date,” “date of termination” or similar phrases shall mean the date as of which the Executive incurs a termination of employment with the Company that constitutes “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.  Any notice of termination of the Executive’s employment given by the Executive or the Company pursuant to the provisions of this Agreement shall specify the Termination Date or date of termination.

(e)

Voluntary Termination.  In the event of a termination of employment by Executive on his own initiative, after delivery of ten (10) business days advance written notice, other than a termination due to Disability, Executive shall have the same entitlements as provided in Paragraph 4(c)(ii) above for a termination for Cause.

5.

Confidentiality, Cooperation with Regard to Litigation; Non-Disparagement.

(a)

For purposes of this Agreement, "Confidential Information" shall mean all information:  (i) disclosed to or known by Executive as a consequence of or through his employment with the Company or any of its Subsidiaries; (ii) not generally known outside the Company; or (iii) which relates to any aspect of Company's or any Subsidiary's business, research, or development.  Confidential Information includes, but is not limited to proprietary, sensitive or other information concerning Company's or Subsidiary's products, product development, trade secrets, customers, suppliers, finances, compensation information, business plans and strategies, and information provided to the Company by a third party under restrictions against disclosure or use by the Company. Excluded from the definition of Confidential Information is

IRONCLAD EMPLOYMENT AGREEMENT

information that is or becomes part of the public domain, other than through the breach of this Agreement by Executive.

(b)

Executive acknowledges that he will have access to Confidential Information of the Company, its Subsidiaries and its customers.  Executive agrees that during the Term of Employment and thereafter for a period of three (3) years (including following termination of Executive's employment for any reason), Executive shall not, without the Board's prior written consent, directly or indirectly, disclose to anyone or make use of any Confidential Information, except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to Company to allow Company the opportunity to object to or otherwise resist such order.

(c)

During the Term of Employment and thereafter, Executive shall not disclose the existence or contents of this Agreement unless such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to Company to allow Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(d)

Executive agrees to cooperate with Company, during the Term of Employment and thereafter  (including following termination of Executive's employment for any reason), by making himself reasonably available to testify on behalf of Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to Company, or any Subsidiary as reasonably requested.  Company agrees to reimburse Executive for all expenses actually incurred in connection with his provision of testimony or assistance.

(e)

Executive agrees that, during the Term of Employment and thereafter (including following  termination of Executive's employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. Company agrees that, during the Term of Employment and thereafter (including following termination of Executive's employment for any reason), Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

6.

Non-Competition.

(a)

Non-Competition During Employment.  Executive agrees that for the duration of his employment, he shall not engage in Competition with Company or any Subsidiary. "Competition" shall mean engaging in any activity for, or having a Financial Interest in (as defined below), a Competitor of Company or of any Subsidiary.  A "Competitor" shall mean any corporation or other entity which offers or performs services or products substantially similar to those provided by Company or any Subsidiary, and thereby competes, directly or indirectly, with the business conducted by Company and overseen by Executive as part of his position, duties and/or responsibilities during his employment with the Company, as determined on the date of termination of Executive's employment.

IRONCLAD EMPLOYMENT AGREEMENT

(b)

Non-Competition After Termination.  Executive agrees that for a period of [two (2)] years following the later of (i) termination of Executive's employment for whatever reason, or (ii) the conclusion of the period, if any, during which the Company is making payments to Executive pursuant to this Agreement above, Executive shall not, directly or indirectly, whether or not for compensation and whether or not as an employee, engage in Competition with Company or any Subsidiary, or have any Financial Interest in any Competitor to the Company or Subsidiary within any state, region or locality in which the Company or Subsidiary is then doing business.

(c)

Financial Interest Defined.  For purposes of this Agreement, Executive shall be deemed to be engaged in or to have a "Financial Interest" in a business if Executive is an employee, independent contractor, consultant, principal, agent, officer, director, partner, or shareholder, or if Executive directly or indirectly performs services for such entity, or if Executive or any member of Executive's immediate family beneficially owns an equity interest, or interest convertible into equity, in any such entity; provided, however that the foregoing shall not prohibit Executive or a member of Executive's immediate family from owning, for the purpose of passive investment, less than one percent (1%) of any class of securities of any publicly held company.

7.

Non-Solicitation.  During the period beginning with the Effective Date and ending [two (2)] years following the termination of Executive's employment, Executive shall not:  (i)  induce, or attempt to induce, employees of Company or any Subsidiary to terminate their employment; (ii) solicit or encourage any of Company's or any Subsidiary's customers, or joint venture partners to terminate or diminish their relationship with Company or any Subsidiary; or (iii) solicit or encourage any person or entity in a contractual relationship with Company or any Subsidiary to violate any agreement with any of them.  During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of Company or any Subsidiary or any person who was employed by Company or any Subsidiary within 180 days of such hiring.

8.

Acknowledgment of Need for Restrictive Covenants.  Executive acknowledges the necessity of the restrictive covenants set forth herein to:  protect the Company's legitimate interests in its Confidential Information; protect the Company's competitive business advantage, customer relations and the goodwill with customers and suppliers that the Company has established at its substantial investment; and protect the Company as a result of providing Executive with specialized knowledge, training and insight regarding Company's operations.  Executive further agrees and acknowledges that the restrictive covenant is a reasonable limitation as to time, geographic area and scope of activities to be restricted and that such restrictions do not impose a greater restraint on Executive than is necessary to protect the goodwill, Confidential Information, and other legitimate business interests of the Company.

9.

Remedies.  If Executive breaches any of the provisions contained in Paragraphs 5, 6 or 7 above, Company shall have the right to immediately terminate all payments and benefits due under this Agreement and shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Paragraphs 5, 6, or 7 would cause irreparable injury and that money damages would not provide an adequate remedy for Company.  Therefore, Executive consents to enforcement of these foregoing paragraphs by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any remedies the Company may have under this Agreement or otherwise.

10.

Indemnification.

(a)

Company Indemnity.  Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of Company or any Subsidiary or is or was serving at the request of Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, Executive shall be indemnified and held harmless by Company to the fullest extent legally permitted or authorized by Company's certificate of incorporation or bylaws or resolutions of Company's Board against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer,

IRONCLAD EMPLOYMENT AGREEMENT

employee or agent of Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators; provided, however, that Executive shall not be entitled to any indemnification hereunder in the event that any court having jurisdiction over this matter determines that Executive's conduct was illegal, malicious, fraudulent, or resulted from gross negligence.  Company shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within twenty (20) days after receipt by Company of a written request for such advance.  Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.  The provisions of this Paragraph 10(a) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

(b)

No Presumption Regarding Standard of Conduct.  Neither the failure of Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Paragraph 10(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c)

Liability Insurance.  Company agrees to continue and maintain a directors and officers' liability insurance policy covering Executive to the extent Company provides such coverage for its other executive officers or directors.

11.

Resolution of Disputes.  Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Paragraphs 5, 6 or 7, shall be resolved by mediation and, if necessary, final and binding arbitration, to be held in Houston, Texas.  Disputes arising under this Agreement must first be submitted for non-binding mediation before a neutral third party.  Mediation shall be conducted and administered by the American Arbitration Association ("AAA") under its Employment Mediation Rules or as otherwise agreed between the parties.  If a covered dispute remains unresolved at the conclusion of the mediation process, either party may submit the dispute for resolution by final and binding arbitration in accordance with the Employment Dispute Resolution Rules of the AAA.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  All costs and expenses of any mediation shall be borne by Company.  All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the prevailing party shall be entitled to reimbursement from the other party.

12.

Effect of Agreement on Other Benefits.  Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive's participation in any other employee benefit or other plans or programs in which he currently participates.

13.

Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns.  No obligation of Company under this Agreement may be assigned or transferred by Company except that such rights or obligations shall be assigned or transferred in connection with a merger, consolidation or sale or transfer of all or substantially all of the assets of Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities, obligations and duties of Company, as contained in this Agreement, either contractually or as a matter of law.  Company further agrees that, in the event of a merger, consolidation or sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can as appropriate in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of Company hereunder.  For the avoidance of doubt, this Agreement shall be binding upon any entity into which Company merges.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Paragraph 17 below.

IRONCLAD EMPLOYMENT AGREEMENT

14.

Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of Company.  Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by Executive or an authorized officer of Company, as the case may be.

15.

Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16.

Survivorship.  The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

17.

Beneficiaries/References.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving Company written notice thereof.  In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

18.

Notices.  Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to Company:

Ironclad Encryption Corporation

Attention: Chairman

777 S. Post Oak Lane Suite 1700

Houston, TX 77056

If to Executive:

Jeff B. Barrett

1110 Crossroads Drive

Houston, Texas 77079

19.

Governing Law/Jurisdiction.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of Texas without reference to principles of conflict of laws.  Subject to Paragraph 11 Company and Executive hereby consent to the jurisdiction of any court of the State of Texas in Harris County for purposes of resolving any dispute under this Agreement.  Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied.  Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

20.

Headings.  The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

IRONCLAD EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the 17th day of  August 2017 to be effective as of the Effective Date.

IRONCLAD ENCRYPTION CORPORATION

By: /s/ James D. McGraw

       James D. McGraw

Its:  Chief Executive Officer / President

/s/  Jeff  B. Barrett

JEFF B. BARRETT

IRONCLAD EMPLOYMENT AGREEMENT

EXHIBIT A Defined Terms
(a)	"Base Salary" shall have the meaning set forth in Paragraph 3.
(b)	"Company" shall have the meaning set forth in the first paragraph.
(c)	"Board" shall have the meaning set forth in Paragraph 2.
(d)	"Cause" shall have the meaning set forth in Paragraph 4(c)(i).
(e)	"Vice President of Planning" shall have the meaning set forth in Paragraph 2.
(f)	"Compensation Committee" shall have the meaning set forth in Paragraph 3(a).
(g)	"Competitor" or "Competition" shall have the meaning set forth in Paragraph 6(a).
(h)	"Confidential Information" shall have the meaning set forth in Paragraph 5(c).
(i) (j)

“Effective Date” shall have the meaning set forth in Paragraph 1.

“Fair Market Value” as of any date means the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, (d) the sales price of Company Common Stock shares in a Private Placement Memorandum within the same period, or (e) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board, the fees and expenses of which shall be paid by the Company.

(j)	"Good Reason" shall have the meaning set forth in Paragraph 4(d)(iii).
(k)	"Original Term of Employment" shall have the meaning set forth in Paragraph 1.
(l)	"Proceeding" shall have the meaning set forth in Paragraph 10.
(m)	"Renewal Term" shall have the meaning set forth in Paragraph 1.
(n)	"Restricted Shares" shall have the meaning set forth in Paragraph 4(a)(iii).
(o)	"Severance Payments shall have the meaning set forth in Paragraph 4(d)(i).
(p)	“Severance Period" shall have the meaning set forth in Paragraph 4(d)(i)(B).
(q)	"Subsidiary" shall have the meaning set forth in the first recital.
(r)	"Term of Employment" shall have the meaning set forth in Paragraph 1.
(s)	"Termination Without Cause" shall have the meaning set forth in Paragraph 4(d)(ii).